Exhibit 1.1

Execution Version

STOCK REPURCHASE AGREEMENT

This STOCK REPURCHASE AGREEMENT (this “Agreement”) is made as of June 30, 2022 (the “Effective Date”), by and between Wipro, LLC d/b/a Wipro US Branch IT Services, a Delaware limited liability company (“Stockholder”) and Harte Hanks, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Stockholder and the Company are party to that certain securities purchase agreement dated January 23, 2018 (the “Securities Purchase Agreement”) pursuant to which the Stockholder acquired 9,926 shares of the Preferred Stock (as defined). Capitalized terms used in this Agreement but not otherwise defined herein shall be defined as set forth in the Securities Purchase Agreement.

WHEREAS, as of the Effective Date, Stockholder owns the shares listed on Schedule I hereto (“Preferred Stock”), which shares have been escheated to the State of New Jersey pursuant to the New Jersey Uniform Unclaimed Property Act (N.J.S.A. 46:30B‐1) and other New Jersey State escheatment or unclaimed property laws (collectively, the “Unclaimed Property Law”).

WHEREAS, the parties hereto desire for Stockholder to sell to the Company, and for the Company to repurchase from Stockholder, all of the Preferred Stock (the “Repurchased Stock”) for consideration consisting of (i) $1,000.00 per share in cash (the “Per Share Price”) and (ii) 100,000 shares (the “Consideration Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Stockholder, the Company, and PNC Bank, National Association as escrow agent (the “Escrow Agent”), executed and delivered that certain Escrow Agreement, dated as of the Effective Date (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Repurchase

(a)    Sale and Purchase. Subject to the terms and conditions hereof, Stockholder hereby agrees to sell to the Company, and the Company hereby agrees to purchase from Stockholder, all outstanding shares of the Repurchased Stock held by Stockholder, free and clear of all liens, pledges and other encumbrances other than transfer restrictions and other limitations applicable to the Repurchased Stock arising under federal or state securities laws (together with the Unclaimed Property Law, the “Specified Restrictions”) it being understood that the Preferred Stock has been escheated to the State of New Jersey pursuant to the Unclaimed Property Law (the “Repurchase”). On the Closing Date (as defined), the Company shall (i) pay to Stockholder, in cash, the Per Share Price for each share of Repurchased Stock or, $9,926,000.00 in the aggregate (the “Cash Consideration”) and (ii) issue and deliver the Consideration Shares to Stockholder (the Consideration Shares together with the Cash Consideration, the “Purchase Price”). On the Effective Date, Company shall deliver an amount equal to the Cash Consideration to the Escrow Agent by wire transfer of immediately available funds to the account designated by the Escrow Agent (the “Escrow Account”) in accordance with the Escrow Agreement.

(b)    Closing. Pursuant to the terms of this Agreement, the consummation of the purchase and sale of the Repurchased Stock (the “Closing”) shall take place at the offices of Milbank LLP, 55 Hudson Yards, New York, New York 10001 at 10:00 a.m. (Eastern Daylight Time) on the third day after the day on which the conditions contained in Sections 1(c), 1(d), and 1(e) of the Agreement (the “Closing Conditions”) are satisfied or waived (other than Closing Conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), or any other place, date and time as the Company and Stockholder agree in writing (the date of the Closing, the “Closing Date”). The parties agree that the Closing may occur via delivery of facsimiles, pdfs or photocopies of the closing deliverables contemplated hereby. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken.

(c)         Company Conditions. The obligation of the Company to consummate the purchase of the Repurchased Stock is subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Company to the extent permitted by applicable law):

(i)    the representations and warranties of Stockholder contained in this Agreement shall be true and correct when made and as of the Closing Date (except for any de minimis inaccuracies and, with respect to the Closing Date only, any representation and warranty qualified by Specified Restrictions on the Effective Date shall be deemed not to be so qualified by restrictions under Unclaimed Property Law on the Closing Date);

(ii)    Stockholder shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Stockholder on or prior to the Closing Date;

(iii)    Stockholder shall have delivered, or caused to be delivered, to the Company, at or prior to the Closing, Stockholder’s closing deliveries described in Section 1(f).

(d)         Stockholder Conditions. The obligation of Stockholder to consummate the sale of the Repurchased Stock shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Stockholder to the extent permitted by applicable law):

(i)    the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and the Closing Date (except for any de minimis inaccuracies);

(ii)    the Company shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with on or prior to the Closing Date;

(iii)    the Company shall have delivered, or caused to be delivered, to Stockholder at or prior to the Closing, the Company’s closing deliverables described in Section 1(g); and

(iv)    the Company shall have submitted the listing of additional shares notification form to the Nasdaq, and the Nasdaq shall have notified the Company that the obligation to notify the Nasdaq is completed.

(e)         Joint Closing Conditions. The obligations of the parties to effect the Closing are subject to the satisfaction (or, if and to the extent permitted by applicable law, waiver by each of the parties in their respective sole and absolute discretion), at or prior to the Closing, of each of the following conditions:

(i)         The transactions contemplated hereby shall not be prohibited by applicable laws.

(ii)    No proceeding shall have been instituted, and no order shall be outstanding, which is in effect, and has the effect of making the transactions contemplated hereby illegal, or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, or causing the transactions contemplated hereby to be rescinded following the Closing.

(iii)    Any shares of Preferred Stock escheated to the State of New Jersey (the “Escheated Shares”) shall have been returned to Stockholder in accordance with the Unclaimed Property Law.

(f)         Stockholder Deliverables. Upon the terms of this Agreement, at the Closing, Stockholder shall deliver (or cause to be delivered) the following:

(i)    a letter of direction to the Company’s transfer agent for the Preferred Stock (the “Transfer Agent”) directing the Transfer Agent to transfer the Repurchased Stock to the Company;

(ii)    one or more stock certificates representing the Repurchased Stock, duly endorsed and free and clear of all liens, pledges, and other encumbrances (other than restrictions under applicable U.S. federal and state securities laws).

(iii)    joint written instructions executed by Stockholder, in accordance with the Escrow Agreement, directing the Escrow Agent to release to Stockholder an amount equal to the Purchase Price from the Escrow Account (the “Joint Written Instructions”); and

(iv)    a cross-receipt executed by Stockholder and delivered to the Company certifying that Stockholder has received the Purchase Price from the Company as of the Closing Date.

(g)         Company Deliverables. Upon the terms and subject to the conditions of this Agreement, at the

Closing, the Company shall deliver (or cause to be delivered) the following:

(i)    the Joint Written Instructions executed by the Company;

(ii)    a cross-receipt executed by the Company and delivered to Stockholder certifying that the Company has received the Repurchased Shares from Stockholder on the Closing Date;

(iii)    a certificate of good standing of the Company from the Delaware secretary of state;

(iv)    a certificate of an authorized representative of the Company containing (i) a copy of the resolutions of the board of directors of the Company as of the Closing Date authorizing the issuance of the Consideration Shares and (ii) a certified copy of the Company’s certificate of incorporation and bylaws;

(v)    an opinion from Milbank LLP, counsel to the Company, as to matters which Stockholder may reasonably require regarding the Consideration Shares, and Stockholder shall have furnished to such counsel such documents as they may reasonably request for the purpose of enabling them to pass an opinion on such matters; and

(vi)    evidence that the Consideration Shares have been credited to book-entry accounts maintained by the Transfer Agent (the "BOE Receipts"), bearing the legend or restrictive notation set forth in Section 2(l) (unless otherwise agreed by the Company), free and clear of any liens, other than restrictions under applicable U.S. federal and state securities laws.

2.         Representations and Warranties of Stockholder

In connection with the transactions contemplated by this Agreement, Stockholder hereby represents, warrants and covenants, as applicable, to the Company as follows:

(a)         Ownership of Repurchased Stock.

To Stockholder’s actual knowledge, (i) the Repurchased Stock has not been sold by the State of New Jersey or any agency or representative of the State of New Jersey pursuant to the Unclaimed Property Law and (ii) no action has been taken by the State of New Jersey or any agency or representative of the State of New Jersey with respect to the sale of the Preferred Stock pursuant to the Unclaimed Property Law. Except for the escheatment of the Preferred Stock pursuant to the Unclaimed Property Law, Stockholder has good and valid right and title to the Repurchased Stock and has not transferred record or beneficial ownership of any shares of the Repurchased Stock since the Preferred Stock was first acquired from the Company. Upon payment of the Purchase Price for the Repurchased Stock in accordance with this Agreement, the Company will acquire good and valid title to the Repurchased Stock, free and clear of all liens, pledges, and other encumbrances (other than the Specified Restrictions).

(b)    Authorization, Approval and Enforceability.

Stockholder has full power and authority to execute, deliver and perform its obligations under this Agreement and all agreements, instruments and documents contemplated hereby. This Agreement, when executed and delivered by Stockholder, will be a legal, valid and binding obligation of Stockholder, and, upon due execution and delivery by the parties thereto, all agreements, instruments and documents to be executed by Stockholder in connection with the transactions contemplated hereby will be legal, valid and binding obligations of Stockholder, each enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and subject to limitations on availability of equitable relief, including specific performance or injunctive relief.

(c)    No Consent Required.

No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which Stockholder is a party, is required for Stockholder’s execution, delivery or performance of this Agreement or any of the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith or for the consummation of the transactions contemplated hereby, which has not been obtained or waived prior to the Closing.

(d)    No Conflict.

The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result (with or without the giving of notice or lapse of time or both) (a) in a breach or violation by Stockholder of, or conflict with, or constitute a default by Stockholder under, (i) the organizational documents of Stockholder, (ii) any material agreement, instrument, decree, judgment or order to which Stockholder is a party, to which the properties of Stockholder may be subject or by which Stockholder may be bound, or (iii) any provision of any statute, rule, regulation or law applicable to Stockholder, or (b) in the creation or imposition of any material lien on any asset of Stockholder or on the Repurchased Stock (other than the Specified Restrictions). Except for the escheatment of the Preferred Stock pursuant to the Unclaimed Property Law, Stockholder has not granted, any option, voting rights, right of first refusal or offer, call right, profit participation or similar right with respect to the Repurchased Stock or any right to acquire the Repurchased Stock or any interest therein other than under this Agreement.

(e)    Litigation.

Except for the escheatment of the Preferred Stock pursuant to the Unclaimed Property Law, there is no action, suit, proceeding, or investigation pending, or, to the actual knowledge of Stockholder, currently threatened in writing, against Stockholder that questions the validity of this Agreement or the right of Stockholder to enter into this Agreement, or to consummate the transactions contemplated hereby.

(f)    Tax Matters.

Stockholder has had opportunity to review with Stockholder’s own tax advisors the tax consequences of the repurchase and the transactions contemplated by this Agreement. Stockholder is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Stockholder understands that Stockholder (and not the Company) shall be responsible for Stockholder’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

(g)    Accredited Investor.

Stockholder represents that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and was not formed for the specific purpose of acquiring the Consideration Shares.

(h)    Investment Experience.

Stockholder has such knowledge and experience in financial and business matters and in making investment decisions of this type that Stockholder is capable of evaluating the merits and risks of making its investment decision regarding the transactions contemplated by this Agreement and of making an informed investment decision. Stockholder has sought such financial, legal and tax advice in connection with the transactions contemplated by this Agreement as Stockholder deems appropriate. Stockholder acknowledges that by selling the Repurchased Stock to the Company pursuant to this Agreement, Stockholder will not benefit in any way from any future appreciation in the market value of the Repurchased Stock or any future sale of the Company or any of its subsidiaries or any of their assets and businesses or from any future distributions of cash or other property by the Company to its stockholders with respect to the Repurchased Stock. Stockholder disclaims reliance on any representations, warranties or statements made by or on behalf of the Company that are not included in this Agreement.

(i)    Access to Information.

Stockholder has received all of the information that Stockholder considers necessary or appropriate for deciding whether to sell the Preferred Stock hereunder (including the receipt of, and investment in, Consideration Shares) and preform the other transactions contemplated hereby. Stockholder further represents that Stockholder has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company and to seek from the Company such additional information as Stockholder has deemed necessary to verify the accuracy of any such information furnished or otherwise made available to Stockholder by or on behalf of the Company.

Stockholder acknowledges the Company is entering into this Agreement with Stockholder in reliance on this acknowledgment and with such Stockholder’s understanding, acknowledgment and agreement that the Company is privy to information regarding the Company (collectively, the “Information”), which Information may be material to a reasonable investor, such as Stockholder, when making investment decisions, including the decision to enter into the Agreement, and such Stockholder’s decision to enter into the Agreement is being made with full recognition and acknowledgment that Company is privy to the Information, irrespective of whether such Information has been provided to Stockholder. Stockholder hereby waives any claim, or potential claim, it has or may have against the Company relating to the Company’s possession of Information.

(j)    Resale.

Stockholder acknowledges that the Consideration Shares may only be disposed of in compliance with state and federal securities laws. The Stockholder acknowledges that any Consideration Shares issued pursuant to this Agreement may not be resold by Stockholder unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act. Stockholder understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to Stockholder) promulgated under the Securities Act may not be immediately available and when available will depend on the satisfaction of various conditions, and may afford the basis for sales only in limited amounts.

(k)    Private Offering.

Stockholder understands and acknowledges that the Consideration Shares are being issued in reliance on a transactional exemption from the registration requirements of federal and state securities laws, and that the Company is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Stockholder set forth in this Agreement in (i) concluding that the issuance of the Considerations Shares is a “private offering” and, as such, is exempt from the registration requirements of the Securities Act, and (ii) determining the applicability of such exemptions and the suitability of Stockholder to receive the Consideration Shares as partial consideration for entering into the transaction contemplated by this Agreement.

(l)    Legend.

Stockholder understands that the book-entry account maintained by the Transfer Agent evidencing ownership of the Consideration Shares will bear the following legend or restrictive notation:

THESE SECURITIES (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR HARTE HANKS, INC. SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS CONTAINED IN A SECURITIES REPURCHASE AGREEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, BETWEEN THE COMPANY AND THE STOCKHOLDER. A COPY OF THIS AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(m)    Investment.

The Consideration Shares are being acquired for Stockholder’s own account with no present intention of selling or otherwise distributing the Consideration Shares in any transaction in violation of the securities laws of the United States or any other jurisdiction, without prejudice, however, to Stockholder’s right at all times to sell or otherwise dispose of all or any part of the Consideration Shares under a registration statement under the Securities Act and applicable state and other jurisdiction securities laws or under an exemption from such registration requirements available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If Stockholder should in the future decide to dispose of any of the Consideration Shares, Stockholder understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state and other jurisdiction securities law, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

(n)         Short Selling.

Stockholder has not engaged in any short sales involving Common Stock owned by it between the time it first began discussions with the Company about the transaction contemplated hereby and the Effective Date.

3.         Representations and Warranties by the Company

In connection with the transactions contemplated by this Agreement, the Company hereby represents, warrants and covenants, as applicable, to Stockholder as follows:

(a)         Authorization, Approval and Enforceability.

The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and all agreements, instruments and documents contemplated hereby. This Agreement, when executed and delivered by the Company, will be a legal, valid and binding obligation of the Company, and, upon due execution and delivery by the parties hereto, all agreements, instruments and documents to be executed by the Company and in connection with the transactions contemplated hereby will be legal, valid and binding obligations of the Company, each enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and subject to limitations on availability of equitable relief, including specific performance or injunctive relief.

(b)    No Consent Required.

No consent, authorization, approval, order, license, certificate or permit or act of or from, or declaration or filing with, any governmental authority or regulatory body or any court or other tribunal or any party to any contract, agreement, instrument, lease or license to which the Company is a party, is required for the Company’s execution, delivery or performance of this Agreement or any of the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith or for the consummation of the transactions contemplated hereby, which has not been obtained or waived prior to the Closing.

(c)    No Conflict.

The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result (with or without the giving of notice or lapse of time or both) (a) in a breach or violation by the Company of, or conflict with, or constitute a default by the Company under, (i) the organizational documents of the Company, (ii) any material agreement, instrument, decree, judgment or order to which the Company is a party, to which the properties of the Company may be subject or by which the Company may be bound, or (iii) any provision of any statute, rule, regulation or law applicable to the Company, or (b) in the creation or imposition of any material lien on any asset of the Company.

(d)    Litigation.

There is no action, suit, proceeding or investigation pending, or to the actual or constructive knowledge of the Company, currently threatened in writing, against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated hereby.

(e)    Solvency.

Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith or for the consummation of the transactions contemplated hereby, the Company and each of its subsidiaries shall (i) be able to pay its respective debts as they become due, (ii) own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) have adequate capital to carry on its business. No transfer of property is being made by the Company and no obligation is being incurred by the Company in connection with the transactions contemplated by this Agreement and the other agreements, instruments and documents being or to be executed and delivered hereunder or in connection herewith or for the consummation of the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its subsidiaries.

(f)    Issuance of Securities.

The Consideration Shares to be issued at the Closing as partial consideration for the Repurchased Stock have been duly authorized by all necessary corporate action and, when issued in accordance with the terms hereof in exchange for the Repurchased Shares, the Consideration Shares shall be validly issued and outstanding, fully paid and nonassessable, and will not be subject to any preemptive right or any restrictions on transfer under applicable law or any contract to which the Company is a party, and will be free and clear of all pledges, liens, security interests or other encumbrances and rights of refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Consideration Shares (other than restrictions or encumbrances under U.S. federal and state securities laws).

(g)    Commission Documents; Financial Statements.

Stockholder has been provided access through the EDGAR system to true and complete copies of the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Form 10-K”), and all other reports, schedules, forms, statements, and other documents required to be filed by the Company pursuant to the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since December 31, 2020 (all of the foregoing, including filings incorporated by reference therein, being referred to herein as the “Commission Documents”). At the time of their filing, other than the timeliness of the filings, each Commission Document complied in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and, at the time of its filing, each Commission Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company and its subsidiaries included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), as then in effect applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal yearend audit adjustments as permitted by Form 10-Q promulgated by the Commission).

(h)    Nasdaq.

As of the date of this Agreement, the Common Stock is listed on the Nasdaq Stock Market, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from the Nasdaq Stock Market.

(i)    Private Placement.

Assuming the accuracy of Stockholder’s representations and warranties set forth in Section 2, no registration under the Securities Act is required for the offer and sale of the Consideration Shares by the Company to Stockholder as contemplated hereby. The issuance and sale of the Consideration Shares hereunder does not contravene the rules and regulations of Nasdaq Stock Market, or any other market or exchange on which the Common Stock is listed or quoted for trading on the Closing Date, in each case in any material respect.

(j)    No Integrated Offering.

Assuming the accuracy of Stockholder’s representations and warranties set forth in Section 2, neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Consideration Shares to be integrated with prior offerings by the Company for any purposes, including the Securities Act which would require the registration of any such securities under the Securities Act.

(k)    Securities Act of 1933.

The Company has complied and will comply (in each case in all material respects) with all applicable federal and state securities laws in connection with the offer, issuance, and sale of the Consideration Shares hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Consideration Shares, or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, or has taken or will take any action so as to bring the issuance and sale of any of the Consideration Shares under the registration provisions of the Securities Act and applicable state securities laws. Neither the Company nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Consideration Shares.

4.    Covenants by Stockholder

Stockholder shall use its commercially reasonable efforts to work with the Transfer Agent and New Jersey Unclaimed Property Administration to have any Escheated Shares returned to Stockholder in accordance with the Unclaimed Property Laws as promptly as practicable after the Effective Date.

5.    Cancellation; Rights as Stockholder; Securities Purchase Agreement

Upon Closing, (a) the Repurchased Stock shall be cancelled, retired and no longer be outstanding, (b) all of Stockholder’s rights (economic or otherwise), preferences, privileges and interests as a holder of the Repurchased Stock shall automatically terminate and be of no further force and effect (including, but not limited to, the right to convert the Preferred Stock into common stock of the Company, par value $0.01 per share) and (c) the Securities Purchase Agreement shall be terminated and shall no longer have any force and effect.

6.    Termination of Securities Purchase Agreement

Upon Closing, the Securities Purchase Agreement shall terminate and expire, and all covenants of Stockholder and the Company contained therein shall automatically terminate notwithstanding Section 7.10 thereof.

7.    Miscellaneous

(a)         Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby, including any documentation necessary to ensure the return of the Repurchased Stock in accordance with the Unclaimed Property Laws.

(b)    Applicable Law; Entire Agreement; Amendments.

This Agreement, together with the schedule hereto, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. This Agreement, together with Schedule I hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements, and no amendment or addition hereto shall be deemed effective unless agreed to in writing and executed by the parties hereto expressly referencing the provisions of this Agreement to be amended or supplemented.

(c)    Specific Performance.

The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

(d)    Survival.

Unless otherwise set forth in this Agreement, the representations, warranties, covenant and other agreements of the Company and Stockholder contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Stockholder or the Company.

(e)    Confidentiality.

Except as required by law, legal process, or the rules of any stock exchange, the Company and Stockholder each agree to keep in the strictest confidence and may not disclose the terms of this Agreement or the transactions contemplated hereby (collectively, the “Transaction Information”), without the prior written consent of the other. Notwithstanding the foregoing, the Company or Stockholder may disclose the Transaction Information to their respective affiliates and its and their respective directors, officers, employees, agents and advisors (“Representatives”); provided, that (i) such Representatives agree to keep in the strictest confidence and not disclose the Transaction Information and (ii) the Company and Stockholder each agree to be liable for any breach of this Agreement due to the actions or omissions of its Representatives.

Notwithstanding the foregoing, upon execution of the Agreement, each of the Company and Stockholder is entitled to disclose entry into the Agreement in a manner consistent with each of their respective U.S. Securities and Exchange Commission reporting obligations.

(f)    Severability.

If any provision of this Agreement is held by a court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

(g)    Counterparts; Electronic Signatures.

This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

(h)    Acknowledgment Regarding Counsel.

Stockholder acknowledges and agrees (a) that this Agreement and documents executed concurrently herewith have been prepared by counsel for the Company, (b) that Stockholder has been advised to consult with his own respective legal and tax counsel and has consulted with or has voluntarily declined to consult with independent counsel of Stockholder’s own choice concerning this Agreement and (c) that Stockholder has read and understands this Agreement, the transactions described herein and the documents executed in connection herewith and is fully aware of their legal and tax effect and the risks related hereto.

(i)    Release.

For and in consideration of the Company entering into this Agreement with Stockholder, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Stockholder, in its capacity as a holder of the Preferred Stock, subject to the Closing, effective as of the Closing Date, does fully and forever release, waive and forever discharge the Company and its direct and indirect subsidiaries and controlled affiliates, together with their respective officers, directors, partners, stockholders, members, managers, employees and agents (collectively, the “Company Group”) from any and all claims or liabilities (including, without limitation, all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise) which Stockholder had, may have had, or now has against the Company or any other member of the Company Group, for or by reason of any matter, cause or thing of any natures whatsoever, whether known, suspected or claimed, in each case of the foregoing, arising directly or indirectly, from Stockholder’s actual or purported ownership of the Preferred Stock.

For and in consideration of Stockholder entering into this Agreement with the Company, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Company, subject to the Closing and effective as the Closing Date, does fully and forever release, waive and forever discharge Stockholder, its direct parent (Wipro Limited), and their respective direct and indirect subsidiaries and controlled affiliates, together with their respective officers, directors, partners, stockholders, members, managers, employees and agents (collectively, the “Stockholder Group”) from any and all claims or liabilities (including, without limitation, all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise) which the Company had, may have had, or now has against Stockholder or any other member of Stockholder Group, for or by reason of any matter, cause or thing of any natures whatsoever, whether known, suspected or claimed, in each case of the foregoing, arising directly or indirectly, from Stockholder’s actual or purported ownership of the Preferred Stock.

(j)    Expenses.

The Company agrees with Stockholder to pay or cause to be paid the following: (i) all of its own expenses related to the transactions contemplated hereby including the fees, disbursements and expenses of the Company’s counsel in connection with the transactions contemplated hereby and (ii) Stockholder’s reasonable and documented out of pocket expenses related to the transactions contemplated hereby, including fees and expenses of one counsel to Stockholder; provided that such counsel fees and expenses may not exceed $50,000 without the prior consent of the Company.

(k)    Notices.

For any notice or other communication given or made under or in connection with this Agreement (each a “Notice”) to be effective, the Notice must be (i) in writing; (ii) sent by hand, registered mail, courier (using an internationally-recognized courier company), or email; and (iii) received by the person to whom such Notice is addressed. A Notice will be deemed to have been received by any such person (A) at the time of delivery, if delivered by hand, registered post, or courier, or (B) upon confirmation by telephone or electronic correspondence of receipt thereof, if sent by email (excluding any answer or confirmation automatically generated by electronic means, such as out-of-office replies). For any Notice to any party hereto to be effective, the Notice must be sent to the following persons and addresses (or to any other person or address as any party hereto specifies for itself to the other party in a Notice given in accordance with this Agreement):

If to the Company:

Harte Hanks, Inc.

2 Executive Drive

Chelmsford, MA 01824

Attention: Robert Wyman

Email: Robert.Wyman@hartehanks.com

with a copy to (which does not constitute a Notice for purposes of this Agreement):

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Brett Nadritch

Email: BNadritch@milbank.com

If to Stockholder:

Wipro, LLC d/b/a Wipro US Branch IT Services

2 Tower Center Blvd, 2200

East Brunswick, NJ 08816

Attention: General Counsel

Email: generalcounsel.office@wipro.com

with a copy to (which does not constitute a Notice for purposes of this Agreement):

Wipro Limited

Doddakannelli, Sarjapur Road

Bangalore, 560035, India

Attention: Anil Raibagi

Email: anil.raibagi@wipro.com

with a copy to (which does not constitute a Notice for purposes of this Agreement):

Hughes Hubbard & Reed LLP

One Battery Park Plaza, 12th floor

New York, NY 10004 1482

Attention: Charles A. Samuelson

Email: chuck.samuelson@hugheshubbard.com

(l)    Assignment.

No party hereto shall, without the prior written consent of the other party, assign, pledge or otherwise transfer (including the grant of any right to or interest in) all or any portion of its rights or obligations under this Agreement.

(m)    No Third Party Beneficiaries.

This Agreement is only binding on and for the benefit of the parties hereto and their respective successors and permitted transferees. Nothing expressed or implied in this Agreement will give any third party any right or remedy under this Agreement, whether as a third-party beneficiary or otherwise.

(n)    WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

(o)    Jurisdiction.

Each party hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of New York in connection with any matter based upon or arising out of this Agreement, any ancillary agreements, instruments, or documents (except to the extent expressly set forth therein), the transactions contemplated hereby, or any other matters contemplated herein (or, only if such courts of the State of New York decline to accept jurisdiction over a particular matter, any federal court within the State of New York). Each party hereto agrees not to commence any legal proceedings related hereto except in such court (or, only if such court of the State of New York declines to accept jurisdiction over a particular matter, in any federal court within the State of New York). By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter, or claim whatsoever. Each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process will be effective upon delivery. Nothing herein will affect the right to serve process in any other manner permitted by applicable law. Each party hereto hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of any of the following: (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process; (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts; or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

(p)         Termination.

No party shall, and each party hereby waives any right or remedy to, whether prior to or after the Closing, abandon, rescind or otherwise terminate this Agreement or the transactions contemplated hereby, except that this Agreement may be terminated at any time prior to the Closing as follows:

(i)    Consent. By mutual written consent of the Company and Stockholder, at any time prior to the Closing.

(ii)    Material Breach. By either the Company or Stockholder, upon written notice to the other party, if (A) if the terminating party is not then in material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement, (B) the other party is in material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement, (C) the terminating party has notified the other party of the breach and such breach has continued without cure for a period of thirty days after delivery of such notice, and (D) there is a reasonable likelihood that such breach will result in an inability of the other party to satisfy the Closing Conditions to which the non-breaching party’s obligations are subject.

(iii)    Outside Date. By either the Company or Stockholder, upon notice to the other party, at any time after December 31, 2022 (the “Outside Date”), if the Closing has not occurred by the Outside Date.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Stock Repurchase Agreement on the day and year first indicated above.

COMPANY

HARTE HANKS, INC.

By: /s/Laurilee Kearnes

Name: Laurilee Kearnes

Title: Chief Financial Officer

STOCKHOLDER

WIPRO, LLC D/B/A WIPRO US BRANCH IT SERVICES

By:

Name:
Title:

Signature Page to Stuck Repurchase Agreement

IN WITNESS WHEREOF, the parties have executed this Stock Repurchase Agreement on the day and year first indicated above.

COMPANY

HARTE HANKS, INC.

By:

Name:

Title:

STOCKHOLDER

WIPRO, LLC D/B/A WIPRO US BRANCH IT SERVICES

By:         /s/ Rajan Kohli

Name: Rajan Kohli

Title: Manager

Signature Page to Stock Repurchase Agreement

SCHEDULE I

SERIES A CONVERTIBLE PREFERRED STOCK

Name of Record Holder	Number of Shares of Series A Convertible Preferred Stock
Wipro, LLC	9,926[1]

1 As of June 30, 2022, Wipro, LLC owns 9,926 shares of Series A Convertible Preferred Stock, which shares are convertible into up to 10,016,128.10 shares of the Company’s common stock at Wipro, LLC’s election.